Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hilton Grand Vacations Inc. of our report dated March 17, 2021, relating to the financial statements of Dakota Holdings, Inc. appearing in the Current Report on Form 8-K/A of Hilton Grand Vacations Inc. dated September 10, 2021.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
December 15, 2021